Exhibit 2.1

Execution Version

AMENDMENT TO PURCHASE AGREEMENT

October 4, 2022

This Amendment (this “Amendment”) to the Unit Purchase Agreement, dated as of August 17, 2022 (the “Purchase Agreement”), by and among Dorman Products, Inc., a Pennsylvania corporation (“Purchaser”), Super ATV, LLC, an Indiana limited liability company (the “Company”), the Sellers listed on the signature pages thereto (each, a “Seller” and collectively, “Sellers”), and Lindsay Hunt, in her capacity as the Sellers’ Representative (“Sellers’ Representative,” and together with Purchaser, the Company and Sellers, the “Parties”), is made and entered into as of the date first written above. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

WHEREAS, on August 17, 2022, the Parties entered into the Purchase Agreement; and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth in this Amendment as of the date hereof, effective as of immediately prior to the consummation of the transactions contemplated by the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing premises and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.    Amendments to Section 1.05. Section 1.05 of the Purchase Agreement is hereby amended as follows:

a.    Section 1.05(g) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“In the event that the Adjustment Amount is a positive number, then (i) Purchaser shall, within five (5) calendar days after the determination thereof, pay to the Sellers’ Representative, on behalf of Sellers, an amount equal to the Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative and (ii) Purchaser and the Sellers’ Representative shall instruct the Escrow Agent to, within five (5) calendar days after the determination thereof, pay to the Sellers’ Representative, on behalf of Sellers, the Working Capital Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative.”

b.    Section 1.05(h) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“In the event that the Adjustment Amount is a negative number, then (i) Purchaser and the Sellers’ Representative shall instruct the Escrow Agent to, within five (5) calendar days after the determination thereof, (x) pay to Purchaser from the Working Capital Escrow Amount an amount equal to the lesser of (A) the absolute value of the Adjustment Amount (expressed as a positive number) and (B) an amount equal to the Working Capital Escrow Amount by wire transfer of immediately available funds to an account designated in writing by Purchaser and (y) pay to the Sellers’ Representative, on behalf of Sellers, the remaining Working Capital Escrow Amount, if any, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative and (ii) if the absolute value of the Adjustment Amount (expressed as a positive number) exceeds the Working Capital Escrow Amount, Sellers shall, within five (5) calendar days after the determination thereof, pay to Purchaser an amount equal to such excess, by wire transfer of immediately available funds to an account designated in writing by Purchaser. Payment to Purchaser from the Working Capital Escrow Amount shall not be Purchaser’s sole remedy and source of payment in the event that the Adjustment Amount results in a reduction to the Purchase Price, and Purchaser shall have recourse against the Sellers in respect of such payment.”

c.    Section 1.05 of the Purchase Agreement is hereby amended by inserting the following new Section 1.05(k) immediately following Section 1.05(j) set forth therein:

“In the event that (i) any amount is reflected in the Final Closing Date Debt in respect of any earn-out payment obligations of the Company under Section 1.06 of the agreement set forth on Item 1 of Section 5.19(h) of the Disclosure Schedules (the “Assault Agreement”, and such amount, if any, the “Assault Debt Item”) and (ii) the Assault Debt Item exceeds the aggregate amount, if any, that actually becomes payable by the Company pursuant to Section 1.06 of the Assault Agreement with respect to any period or periods ending on or prior to December 31, 2026 (such aggregate amount, if any, the “Assault Payment”), then, within five (5) calendar days after the Assault Payment is final and binding upon the parties to the Assault Agreement pursuant to the terms thereof, Purchaser shall pay, or cause to be paid, to the Sellers, by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by the Sellers’ Representative to Purchaser, the excess, if any, of the Assault Debt Item over the Assault Payment. For the avoidance of doubt, the maximum amount Purchaser may pay pursuant to this Section 1.05(k) shall be $2,000,000 in the aggregate. Notwithstanding anything to the contrary in this Agreement, (i) in the event that Purchaser is entitled to any payment with respect to a claim for indemnification under Section 11.04 of this Agreement that has been finally determined in accordance with this Agreement, which payment is not received in full, Purchaser shall be entitled to withhold any such amount from the payment of any and all amounts otherwise payable (and which thereafter become payable) pursuant to this Section 1.05(k) and (ii) in the event that Purchaser is entitled to any payment under Section 1.05 of this Agreement in respect of an Adjustment Amount that results in a reduction to the Purchase Price, which payment is not received in full, Purchaser shall be entitled to withhold any such amount from the payment of any and all amounts otherwise payable (and which thereafter become payable) pursuant to this Section 1.05(k).”

2.    Amendment to Section 1.07(d). Section 1.07(d) of the Purchase Agreement is hereby amended by inserting the following sentence immediately following the last sentence of Section 1.07(d) set forth therein:

“Notwithstanding anything to the contrary in this Agreement, in the event that Purchaser is entitled to any payment under Section 1.05 of this Agreement in respect of an Adjustment Amount that results in a reduction to the Purchase Price, which payment is not received in full, Purchaser shall be entitled to withhold any such amount from the payment of any and all Earn-Out Payments otherwise payable (and which thereafter become payable) pursuant to this Section 1.07.”

3.    Closing Date; Closing Statement. Notwithstanding anything to the contrary contained in the Purchase Agreement, the closing statement delivered by the Company to Purchaser that is attached hereto as Exhibit A shall constitute the Seller Closing Statement for purposes of Section 1.5(a) of the Purchase Agreement; provided, that in no event shall the delivery of such Seller Closing Statement be deemed to constitute the agreement of Purchaser as to any of the estimated amounts set forth in such Seller Closing Statement, and in no way shall the delivery of the Seller Closing Statement or the consummation of the Closing be construed as a waiver by Purchaser of any of its rights under Section 1.05 of the Purchase Agreement.

4.    References to Purchase Agreement. This Amendment shall be effective as of the date first written above. After giving effect to this Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereof,” “hereunder,” “herein” or words of similar import referring to the Purchase Agreement shall refer to the Purchase Agreement as amended by this Amendment, and all references in the Disclosure Schedules to “the Purchase Agreement” shall refer to the Purchase Agreement as amended by this Amendment. Except as expressly provided in this Amendment, all references in the Purchase Agreement and the Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to August 17, 2022.

5.    Effect of Amendment. Except as expressly set forth herein, all provisions of the Purchase Agreement remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or indirectly, an amendment or waiver of any provision of the Agreement, or any other right, remedy, power or privilege of any party to the Agreement, except to the extent expressly set forth herein.

6.    Representations and Warranties. Each of the Parties hereto represents and warrants to the other Parties as follows:

a.    Such Party has all necessary power and authority to execute this Amendment and to perform its covenants and agreements set forth herein.

b.    The execution and delivery by such Party of this Amendment and performance of the covenants and agreements set forth herein and therein have been duly authorized by all necessary corporate or other action of such Party.

c.    Following execution and delivery of this Amendment by such Party, and assuming due authorization, execution and delivery by the other Parties hereto, this Amendment will, with respect to such Party, constitute a valid and binding obligation, enforceable against such Party in accordance with the terms set forth herein.

7.    Miscellaneous. The terms and provisions of Article XIII of the Purchase Agreement shall apply mutatis mutandis to this Amendment and to the Purchase Agreement as modified by this Amendment, taken together as a single agreement reflecting the terms therein as modified hereby.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to the Purchase Agreement to be duly executed on its behalf as of the day and year first written above.

“PURCHASER”

DORMAN PRODUCTS, INC.

By:	/s/ Kevin Olsen
Name: Kevin Olsen
Title: President and Chief Executive Officer

[Signature Page to Amendment to Purchase Agreement]

“COMPANY”

SUPER ATV, LLC

By:	/s/ Lindsay Hunt
Lindsay Hunt, President

“SELLERS’ REPRESENTATIVE”

/s/ Lindsay Hunt
Lindsay Hunt

[Signature Page to Amendment to Purchase Agreement]

“SELLERS”

/s/ Harold Hunt
Harold Hunt

/s/ Damon Stephan
Damon Stephan

/s/ Lindsay Hunt
Lindsay Hunt

HH Holdco, L.P.

By: Hunt Education Network, Inc.,
Its: General Partner

By:	/s/ Harold W. Hunt
Harold W. Hunt, Stockholder and President

DS Holdco, L.P.

By: Stephan Education Network, Inc.,
Its: General Partner

By:	/s/ Damon Stephan
Damon Stephan, Stockholder and President

LBH Holdco, L.P.

By: LBH Education Network, Inc.,
Its: General Partner

By:	/s/ Lindsay B. Hunt
Lindsay B. Hunt, Stockholder and President

[Signature Page to Amendment to Purchase Agreement]